Establishment and
                       Designation of Series of Shares of
                Beneficial Interest (par value $0.01 per share)

         Pursuant to Section 6.9 of the Declaration of Trust, amended and restated as of October 23, 1989 (the "Declaration of Trust"), of The 59 Wall Street Trust (the "Trust"), the Trustees of the Trust hereby establish and designate a series of Shares (as defined in the Declaration of Trust) (the "Fund") to have the following special and relative rights:

         1.       The Fund shall be designated as follows:

                  The 59 Wall Street Tax Exempt Money Fund

         2. The Fund shall be authorized to hold cash, invest in securities, instruments and other properties and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Fund ("Shares"). Each Share shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shares shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to the Fund, and shall be entitled to receive its pro rata share of the net assets of the Fund upon liquidation of the Fund, all as provided in Section 6.9 of the Declaration of Trust. The proceeds of sales of Shares, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

         3. Shareholders of the Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

         4. At any meeting of shareholders of the Fund, an Eligible Institution (as that term may from time to time be defined in the applicable then-current prospectus of the Fund) may vote any Shares as to which such Eligible Institution is the holder or agent of record and which are not otherwise represented in person or by proxy at the meeting, proportionately in accordance with the votes cast by holders of all Shares otherwise represented at the meeting in person or by proxy as to which such Eligible Institution is the holder or agent of record. Any Shares so voted by an Eligible Institution will be deemed represented at the meeting for all purposes, including quorum purposes.

         5. All Shares shall be subject to redemption and redeemable at the option of the Trust. The Board of Trustees may by resolution from time to time authorize the Trust to require the redemption of all or any part of any outstanding Shares, without the vote or consent of shareholders (including through the establishment of uniform standards with respect to the minimum net asset value of a shareholder account), upon the sending of written notice thereof to each shareholder any of whose Shares are so redeemed and upon such terms and conditions as the Board of Trustees shall deem advisable, out of funds legally available therefor, at net asset value per Share determined in accordance with the provisions of the applicable then-current prospectus of the Fund and to take all other steps deemed necessary or advisable in connection therewith. The Board of Trustees may authorize the closing of those accounts not meeting the specified minimum standards of net asset value by redeeming all of the Shares in such accounts.

         6. The Fund's Shareholder Servicing Agent and each Eligible Institution (as those terms are defined in the applicable then-current prospectus of the Fund) may establish for their respective customers an involuntary redemption requirement. If the value of a shareholder's holdings falls below that amount because of a redemption of Shares, the shareholder's remaining Shares may be redeemed. If such remaining Shares are to be redeemed, the shareholder will be notified that the value of his holdings has fallen below that amount and be allowed 60 days to make an additional investment to enable the shareholder to meet the minimum requirement before the redemption is processed.

         7. The assets and liabilities of the Trust shall be allocated to the Fund as set forth in Section 6.9 of the Declaration of Trust.

         8. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund or any other Funds hereafter created, or to otherwise change the special and relative rights of the Fund.

         IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument this 10th day of November, 1998.

                                   Trustee and
                   .               Chairman of the Board
J.V. Shields, Jr.

                                    Trustee
Eugene P. Beard

                                    Trustee
David P. Feldman

                                      Trustee
Arthur D. Miltenberger

                                       Trustee
Alan G. Lowy